CARDINAL
INTELLECTUAL PROPERTY

May 19, 2015

Via email: Dave@SchildCPAs.com

David Schild, CPA
Schild & Co., Inc.
Certified Public Accountants
18426 Brookhust Street, Suite 205
Fountain Valley, CA 92708

Dear Mr. Schild,

Re: Evaluation of the U.S. Patent No, 7,013,828 B1 Patent

As we discussed, I have reviewed my evaluation of the U.S. Patent No. 7,013,828 B2 to Perko. I am not aware of any information that would change my opinion, and thus believe the evaluation is reasonably and materially stated.

Regards:

Cardinal Intellectual Property

Timothy Harney
Senior Project Manager
Business Development
tim.harney@cardinal-ip.com